EXHIBIT  23.1
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the incorporation by reference of our reports dated March 29, 2010 relating to (1) the consolidated financial statements of Ivanhoe Mines Ltd. (which report expresses an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference relating to changes in accounting principles) and (2) the effectiveness of Ivanhoe Mines Ltd.’s internal control over financial reporting appearing in this Annual Report on Form 40-F of Ivanhoe Mines Ltd. for the year ended December 31, 2009.
We also consent to the incorporation by reference of the above mentioned reports in Registration Statement No. 333-160783 on Form S-8.

/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants Vancouver, Canada March 31, 2010